Exhibit 4
FOURTH SUPPLEMENTAL INDENTURE
     FOURTH SUPPLEMENTAL INDENTURE, dated as of March 3, 2010 (this “Supplemental Indenture”), to the Indenture, dated as of April 1, 1998, as supplemented by a First Supplemental Indenture, dated as of July 7, 2000, a Second Supplemental Indenture, dated as of July 6, 2004, and a Third Supplemental Indenture, dated as of June 23, 2006, between ArvinMeritor, Inc., an Indiana corporation (“ArvinMeritor” or the “Company”) (successor to Meritor Automotive, Inc.), having its principal office at 2135 West Maple Road, Troy, Michigan 48084-7186, and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), a national association, as Trustee (the “Trustee”), having its corporate trust office at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602 (as so supplemented, the “Indenture”).
     WHEREAS, pursuant to Section 3.01 of the Indenture, ArvinMeritor may establish, at its option, the form, terms and provisions of a series of Securities to be issued under the Indenture in one or more supplemental indentures to the Indenture; and
     WHEREAS, ArvinMeritor intends to issue $250,000,000 aggregate principal amount of a new series of Securities under the Indenture designated as 10.625% Notes due 2018 (such 10.625% Notes due 2018 are herein referred to as the “Notes”) and desires to establish the form, terms and provisions of such series herein, including certain redemption and repurchase rights and certain covenants of the Company; and
     WHEREAS, pursuant to that certain Credit Agreement dated as of June 23, 2006 (as amended, extended, replaced or refinanced from time to time, or any subsequent credit facility of ArvinMeritor, the “Senior Credit Agreement”), among ArvinMeritor, the financial institutions from time to time parties thereto (the “Senior Lenders”) and the administrative agent and other parties from time to time party thereto, ArvinMeritor has agreed for the benefit of such Senior Lenders to provide guarantees (the “Senior Credit Agreement Guarantees”) by certain of its subsidiaries (the “Subsidiary Guarantors”) of its obligations thereunder; and
     WHEREAS, ArvinMeritor desires that the Subsidiary Guarantors (other than Arvin Industries Foreign Sales Corporation and Arvinyl West, Inc.) provide guarantees, on the same terms as the Senior Credit Agreement Guarantees provided to such Senior Lenders, for the benefit of the Trustee and the Holders of the Notes (and not for the benefit of Holders of any other series of Securities except as otherwise provided in the Indenture); and

     WHEREAS, in connection with the issuance of the Notes, the Subsidiary Guarantors (other than Arvin Industries Foreign Sales Corporation and Arvinyl West, Inc.) are executing and delivering the Subsidiary Guaranty dated as of March 3, 2010 (as amended from time to time by the addition of additional Subsidiary Guarantors, the “Subsidiary Guaranty”) for the benefit of the Trustee and the Holders of the Notes (and not for the benefit of Holders of any other series of Securities), in the form attached hereto as Exhibit A;
     NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:
ARTICLE 1
DEFINITIONS
     SECTION 1.01. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Indenture has the meaning assigned to such term in the Indenture. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Indenture” and each other similar reference contained in the Indenture shall, after this Supplemental Indenture becomes effective, refer to the Indenture as amended hereby.
ARTICLE 2
THE NOTES
     SECTION 2.01. The Notes. The Indenture is hereby supplemented to incorporate the form, terms and provisions of the series of Notes designated as the 10.625% Notes due 2018 of ArvinMeritor to be issued under the Indenture, which form, terms and provisions are set forth in the form of the Notes attached hereto as Exhibit B and in this Supplemental Indenture.
ARTICLE 3
SUBSIDIARY GUARANTEES
     SECTION 3.01. Subsidiary Guarantees.
     (a) The Indenture is hereby supplemented to incorporate the terms of the Subsidiary Guaranty for the benefit of the Trustee and the Holders of the Notes (and not for the benefit of Holders of any other series of Securities).
     (b) ArvinMeritor will cause each Subsidiary Guarantor (other than Arvin Industries Foreign Sales Corporation and Arvinyl West, Inc.) to execute and deliver the Subsidiary Guaranty.

     SECTION 3.02. Amendment of Guaranty.
     (a) The Subsidiary Guaranty may be amended or supplemented (and shall be supplemented when required by subsection (b)) to include additional subsidiaries of ArvinMeritor or to add new Securities covered thereby, in each case during the term of the Subsidiary Guaranty and in accordance with the terms and conditions of the Subsidiary Guaranty, and the terms of any such amendment or supplement shall be deemed to be incorporated herein.
     (b) If after the date hereof any subsidiary of ArvinMeritor that is not already a Subsidiary Guarantor guarantees any obligations of ArvinMeritor under the Senior Credit Agreement, ArvinMeritor shall simultaneously cause such subsidiary to execute and deliver a counterpart of the Subsidiary Guaranty and such subsidiary shall thereupon be considered a Subsidiary Guarantor for all purposes under the Subsidiary Guaranty and this Supplemental Indenture.
ARTICLE 4
REDEMPTION AND REPURCHASE
     SECTION 4.01. Optional Redemption. The Indenture is hereby supplemented to incorporate the following rights of redemption solely with respect to the Notes (and not with respect to any other series of Securities):
     The Notes are redeemable, at the Company’s option, from time to time, through any one or more of the methods set forth below. Notes called for redemption will become due on the date fixed for redemption. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption. On or before any Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price (including, in the case of clause (a) below, the Applicable Premium, and in the case of clauses (b) and (c) below, any premiums described therein) of and accrued and unpaid interest, if any, on the Notes to be redeemed.
     If the Company is redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed using a method consistent with DTC procedures. The Company will redeem Notes in increments of $1,000. The Company will cause notices of any redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.
     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof upon cancellation of the original Note.

     (a) Make-whole redemption. Prior to March 15, 2014, the Company may redeem, at its option, from time to time, the Notes, in whole or in part, at a Redemption Price calculated by the Company equal to the sum of (i) 100% of the principal amount of the Notes to be redeemed, plus (ii) the Applicable Premium as of the Redemption Date on the Notes to be redeemed, plus (iii) accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record of the Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) on the Notes to be redeemed.
     Solely for purposes of this Section 4.01(a), the following definitions will apply:
     “Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the Redemption Price of such Note at March 15, 2014 as set forth below in Section 4.01(c), “Redemption after March 15, 2014”, plus (2) all remaining required interest payments due on such Note through March 15, 2014 (excluding accrued and unpaid interest, if any, to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) 100% of the principal amount of such Note.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker and having an actual or interpolated maturity comparable to the remaining term through March 15, 2014 of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term through March 15, 2014 of those Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

     “Independent Investment Banker” means Banc of America Securities LLC and any successor thereto or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.
     “Reference Treasury Dealer” means (i) Banc of America Securities LLC or any successor thereto, J.P. Morgan Securities Inc. or any successor thereto, Citigroup Global Markets Inc. or any successor thereto, RBS Securities Inc. or any successor thereto and two additional Primary Treasury Dealers selected by the Company or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.
     (b) Equity clawback. Prior to March 15, 2013, the Company may redeem, at its option, from time to time, up to 35% of the aggregate principal amount of the Notes issued on March 3, 2010 with the net cash proceeds of one or more public sales of the Company’s common stock (excluding the common stock offered concurrently with the Notes and issued by the Company on or after March 3, 2010 in an underwritten public offering) at a Redemption Price calculated by the Company equal to 110.625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record of the Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) on the Notes to be redeemed; provided that at least 65% of the aggregate principal amount of Notes originally issued on March 3, 2010 remains Outstanding after each such redemption and notice of any such redemption is mailed within 90 days of any such sale of common stock.
     (c) Redemption after March 15, 2014. On or after March 15, 2014, the Company may redeem, at its option, from time to time, the Notes, in whole or in part, at the Redemption Prices calculated by the Company (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record of the Notes on the relevant

Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) on the Notes to be redeemed, if redeemed during the 12-month period beginning on March 15of the years indicated below:

Year	Redemption Price
2014	105.313%
2015	102.656%
2016 and thereafter	100.000%
     SECTION 4.02. Repurchase of Notes Upon a Change of Control. The Indenture is hereby supplemented to incorporate the following rights of repurchase upon a Change of Control solely with respect to the Notes (and not with respect to any other series of Securities):
     The Company must commence, within 30 days of the occurrence of a Change of Control, and thereafter consummate, an Offer to Purchase all of the Notes then Outstanding, at a purchase price calculated by the Company equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the Notes to be purchased to, but not including, the Change of Control Payment Date (subject to the right of Holders of record of the Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Payment Date).
     However, the Company shall not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes an Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements for an Offer to Purchase to be made by the Company upon a Change of Control, and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase upon a Change of Control, or (ii) a notice of redemption has been given as described above under Section 4.01, “Optional Redemption”, to redeem all Outstanding Notes that would otherwise be subject to the Offer to Purchase, unless and until there is a default in payment of the applicable Redemption Price. An Offer to Purchase upon the occurrence of a Change of Control may be made by either the Company or a third party in advance of a Change of Control if a definitive agreement to effect the Change of Control has been fully executed at the time such Offer to Purchase is made and the Offer to Purchase is consummated upon or after the consummation of the Change of Control, and such Offer to Purchase will be conditional on the Change of Control. In addition, the Company will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Notes, other than a default in the payment of the purchase price payable in connection with an Offer to Purchase upon a Change of Control.
     Solely for purposes of this Section 4.02, “Change of Control” means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company or any of its Subsidiaries;
     (2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than one of the Company’s Subsidiaries becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Company’s Voting Stock on a fully diluted basis;
     (3) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (4) individuals who on March 3, 2010 constitute the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination by the board of directors of the Company for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the board of directors of the Company then in office who either were members of the board of directors of the Company on March 3, 2010 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Company then in office; or
     (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Company’s Voting Stock outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the Voting Stock of the surviving Person.
     Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
     Solely for purposes of this Section 4.02, “Offer to Purchase” means an offer to purchase the Notes then Outstanding by the Company from the Holders thereof commenced by mailing a notice to the Trustee and each Holder thereof stating:
     (1) that all Notes validly tendered pursuant to the Offer to Purchase will be accepted for payment;
     (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);
     (3) that any Note not tendered will continue to accrue interest pursuant to its terms;
     (4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Change of Control Payment Date;
     (5) that Holders of Notes electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with a completed form pursuant to which the Holder elects to require the Company to purchase the Note, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;
     (6) that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof.
     On the Change of Control Payment Date, the Company shall (1) accept for payment Notes or portions thereof validly tendered pursuant to an Offer to Purchase; (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted (which deposit shall be made at least one Business Day prior to the Change of Control Payment Date); and (3) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Company will instruct the Paying Agent to promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price therefor, and the Company will instruct the Trustee to promptly authenticate and mail to such Holders a new Note (which the Company shall execute) equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Change of Control Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.02, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under this Section 4.02 by virtue of any such conflict.
     Solely for purposes of this Section 4.02, “Voting Stock” means, with respect to any specified Person as of any date, the capital stock of the Person then outstanding that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such Person.
ARTICLE 5
ADDITIONAL COVENANTS
     SECTION 5.01. Limitation on Liens. The Indenture is hereby supplemented by amending Section 10.05 of the Indenture solely with respect to the Notes (and not with respect to any other series of Securities) by inserting the following text immediately following the word “exceed” in the last sentence of such section:
     “the greater of (x) $250 million and (y)”
     SECTION 5.02. Limitation on Restricted Payments. The Indenture is hereby supplemented to incorporate the following additional covenant solely with respect to the Notes (and not with respect to any other series of Securities):
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

     (a) a default (used in this Section 5.02 as defined in Section 6.02 of the Indenture) with respect to the Notes shall have occurred and be continuing or shall occur as a consequence thereof;
     (b) after giving effect to such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Interest Coverage Ratio would be less than 2:00 to 1:00; or
     (c) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after March 3, 2010 (other than Restricted Payments made pursuant to clauses (b), (c), (d) or (e) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):
     (i) 50% of Consolidated Net Income of the Company and all of its Subsidiaries determined in accordance with GAAP for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after March 3, 2010 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a loss, minus 100% of such aggregate loss), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issuance and sale of Qualified Equity Interests of the Company on or after March 3, 2010 except as set forth herein (including the common stock offered concurrently with the Notes and issued by the Company on or after March 3, 2010 in an underwritten public offering), other than any such proceeds, property or assets received from the Company’s Subsidiaries, plus
     (iii) the aggregate amount by which Indebtedness (other than any subordinated Indebtedness) incurred by the Company or any Subsidiary subsequent to March 3, 2010 is reduced on the Company’s balance sheet upon the conversion or exchange (other than by the Company’s Subsidiaries) into Qualified Equity Interests of the Company (less the amount of any cash, or the fair value of assets, distributed by the Company or any Subsidiary upon such conversion or exchange to the holders (in their capacities as such) of Equity Interests of the Company).
     The foregoing provisions will not prohibit:
     (a) the payment by the Company of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

     (b) the repurchase or redemption of any Equity Interests of the Company in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (or an issuance or sale that occurs within 60 days of such repurchase or redemption) of, Qualified Equity Interests;
     (c) payments by the Company to repurchase or redeem Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or its Subsidiaries; provided that the aggregate cash consideration paid for all such repurchases or redemptions shall not exceed (A) $10 million per fiscal year since March 3, 2010, plus (B) the amount of any net cash proceeds received by the Company from the issuance and sale after March 3, 2010 of Qualified Equity Interests of the Company to officers, directors or employees of the Company or its Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (c), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (c);
     (d) repurchases of Equity Interests in connection with vesting of equity-based awards issued to employees in order to satisfy tax withholding obligations;
     (e) repurchases of Equity Interests held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or its Subsidiaries deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof; provided that the aggregate cash consideration paid for all such repurchases shall not exceed $10 million in any fiscal year;
     (f) Restricted Payments to the extent not otherwise permitted by the immediately preceding paragraph or any other clause of this paragraph in an amount not to exceed $60 million in any fiscal year; provided that if any portion of that $60 million is not used to make Restricted Payments pursuant to this clause during any fiscal year, such amount may be carried over to the next succeeding fiscal year, provided that any amount carried over into the next succeeding fiscal year may not be carried forward again into any subsequent fiscal years and if Restricted Payments in the amount of $60 million or more are made in any fiscal year pursuant to this clause (f), no amount may be carried over from such fiscal year to the next succeeding fiscal year; and
     (g) other Restricted Payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 4.00 to 1.00;

provided that (i) in the case of any Restricted Payment pursuant to clause (c), (f) or (g) above, no default with respect to the Notes shall have occurred and be continuing or shall occur as a consequence thereof and (ii) the issuance and sale of Qualified Equity Interests shall not increase the Restricted Payments Basket to the extent the proceeds of such issuance and sale are used to make a Restricted Payment pursuant to clauses (b) or (c)(B) above.
     The following definitions shall apply solely for purposes of this Section 5.02.
     “Attributable Indebtedness”, when used with respect to any Sale and Lease-Back Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Lease-Back Transaction.
     “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:
     (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:
     (a) Consolidated Net Income;
     (b) Consolidated Non-Cash Charges;
     (c) Consolidated Interest Expense;
     (d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and
     (2) less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-Cash Charges.
     In calculating “Consolidated Cash Flow Available for Fixed Charges” for any period, if any asset sale or asset acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of any four fiscal quarter period for which the “Consolidated Cash Flow Available for Fixed Charges” is

being calculated, such calculation shall give pro forma effect to such asset sale or asset acquisition.
     For the purposes of calculating “Consolidated Cash Flow Available for Fixed Charges” “asset acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person; and “asset sale” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a subsidiary.
     “Consolidated Fixed Charges” for any period means the sum, without duplication, of (a) Consolidated Interest Expense of the Company and its Subsidiaries for such period, plus (b) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Company or any Subsidiary or any Preferred Stock of any Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Company or a Subsidiary or to the extent paid in Qualified Equity Interests) for such period, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company and its Subsidiaries, expressed as a decimal.
     “Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges of the Company and its Subsidiaries during the most recent four consecutive full fiscal quarters for which financial statements are available (the “four-quarter period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “transaction date”) to Consolidated Fixed Charges of the Company and its Subsidiaries for the four-quarter period. Notwithstanding anything to the contrary set forth in the definitions of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense (and all component definitions referenced in such definitions), for purposes of determining the Consolidated Interest Coverage Ratio, such definitions (and all component definitions referenced in such definitions) shall be calculated with respect to the Company and all of its Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.
     For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Company or any Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and on or prior to the transaction date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the four-quarter period.
     In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:
     (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the transaction date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the transaction date;
     (b) if interest on any Indebtedness actually incurred on the transaction date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the transaction date will be deemed to have been in effect during the four-quarter period; and
     (c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to hedging obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.
     “Consolidated Income Tax Expenses” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (1) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; and
     (2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted

Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:
     (1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);
     (2) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;
     (3) gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;
     (4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;
     (5) any fees and expenses paid in connection with the issuance of the debt securities or other Indebtedness;
     (6) nonrecurring or unusual gains or losses;
     (7) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;
     (8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment of Indebtedness, issuance of stock, stock options or other equity-based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);
     (9) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);
     (10) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

     (11) any non-cash impairment, restructuring or special charge or asset write-off or write- down, and the amortization or write-off of intangibles.
     “Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including stock option expenses and any goodwill impairment charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).
     “Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control applicable to such Equity Interests are no more favorable to such holders than the provisions described above under Section 4.02, “Repurchase of Notes Upon a Change of Control” and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as required pursuant to the provisions described above under Section 4.02, “Repurchase of Notes Upon a Change of Control.”
     “Equity Interests” of any Person means (i) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other equity interests in such Person, but excluding any debt securities that are convertible into such shares or other interests in such Person. For the avoidance of doubt, any payments or distributions in respect of or upon conversion of such convertible debt securities do not constitute Restricted Payments.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Indebtedness” of any Person at any date means, without duplication:
     (a) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
     (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
     (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;
     (e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;
     (f) all Capitalized Lease Obligations of such Person;
     (g) all Indebtedness of others secured by a mortgage, pledge, lien, encumbrance, or other security interest (each, a “security interest”) which secures payment or performance of an obligation, on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
     (h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or its Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;
     (i) all Attributable Indebtedness with respect to any Sale and Lease Back Transaction;

     (j) to the extent not otherwise included in this definition, all obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies (collectively, “hedging obligations”); and
     (k) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (i) the fair market value of any asset subject to a security interest securing the Indebtedness of others on the date that the security interest attaches and (ii) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.
     “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other preferred Equity Interests (however designated) of such Person whether outstanding on or issued after March 3, 2010.
     “Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a subsidiary of such Person or financed, directly or indirectly, using funds (i) borrowed from such Person or any subsidiary of such Person until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by such Person or any subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of ArvinMeritor, Inc.
     “Restricted Payment” means any of the following:
     (a) the declaration or payment of any dividend or any other distribution on Equity Interests of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company, including, without limitation, any payment to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company in connection with any merger or consolidation involving the Company, but excluding dividends or distributions payable solely in Qualified Equity Interests of the Company or through accretion or accumulation of such dividends on such Equity Interests; or
     (b) the repurchase or redemption of any Equity Interests of the Company, including, without limitation, any payment to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company in connection with any merger or consolidation involving the Company.
     “Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Total Debt of the Company and its Subsidiaries to (b) Consolidated Cash Flow Available for Fixed Charges of the Company and its Subsidiaries for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. Notwithstanding anything to the contrary set forth in the definition of Consolidated Cash Flow Available for Fixed Charges (and all component definitions referenced in such definitions), for purposes of determining the Total Leverage Ratio, such definition (and all component definitions referenced in such definition) shall be calculated with respect to all of the Company and its Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.
     In the event that the Company or any Subsidiary incurs, redeems, retires or extinguishes any Total Debt (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Total Debt as if the same had occurred at the beginning of the applicable four-quarter period.
ARTICLE 6
MISCELLANEOUS PROVISIONS
     Section 6.01. Concerning the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of ArvinMeritor and not of the Trustee.
     Section 6.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflicts of law principles.

     Section 6.03. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 6.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

ARVINMERITOR, INC.
By:	/s/ Kevin Nowlan
	Name:	Kevin Nowlan
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Ted Mosterd
	Name:	Ted Mosterd
	Title:	Associate

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Exhibit A
SUBSIDIARY GUARANTY
     THIS SUBSIDIARY GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of March 3, 2010, by each of the undersigned (the “Initial Guarantors”, and together with any additional subsidiaries which become parties to this Guaranty by executing a Supplement hereto in the form attached hereto as Annex I, the “Subsidiary Guarantors”), in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) under the Indenture (as defined below), for the benefit of the Holders (as defined in the Indenture) of Securities (as defined below). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Indenture.
WITNESSETH:
     WHEREAS, on the date hereof, the Company is issuing $250,000,000 aggregate principal amount of its 10.625% Notes due March 15, 2018 (the “Securities”) under the Indenture dated as of April 1, 1998 between the Company (successor to Meritor Automotive, Inc.) and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as Trustee, as supplemented by a First Supplemental Indenture dated as of July 7, 2000, a Second Supplemental Indenture dated as of July 6, 2004, a Third Supplemental Indenture dated as of June 23, 2006 and a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) dated as of March 3, 2010 (as so supplemented, the “Indenture”); and
     WHEREAS, the Company desires that the Initial Guarantors provide guarantees, on the same terms as the Senior Credit Agreement Guarantees (as defined in the Fourth Supplemental Indenture) provided to the Senior Lenders (as defined in the Fourth Supplemental Indenture), for the benefit of the Trustee and the Holders of the Securities (and not for the benefit of Holders of any other series of securities under the Indenture);
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Representations And Warranties. Each of the Subsidiary Guarantors represents and warrants to each Holder of Securities:
     (a) It is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (in jurisdictions where applicable) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a material adverse effect on (i) the business, financial condition, operations, performance or properties of the Company and its subsidiaries taken as a whole, (ii) the ability of the Company to pay its obligations under the Indenture and the Securities, or (iii) the validity or enforceability of the

Indenture or the Securities or the rights or remedies of the Trustee or the Holders of Securities thereunder (hereinafter, a “Material Adverse Effect”).
     (b) It has the corporate or other power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     (c) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Guarantor or such Subsidiary Guarantor’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which such Subsidiary Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien (other than any lien permitted by the Indenture) in, of or on the property of such Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty, except for those which have been obtained.

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     Section 2. The Guaranty. Each of the Subsidiary Guarantors hereby unconditionally guarantees, jointly and severally with the other Subsidiary Guarantors, (i) the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of (and premium, if any) and interest, if any, on the Securities in accordance with the terms of the Securities and the Indenture, as applicable, and (ii) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all of the agreements, conditions, covenants, and obligations of the Company contained in the Indenture (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Company to pay punctually any such amount or perform such obligation, each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Indenture or the Securities, as the case may be. Each of the Subsidiary Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.
     Section 3. Guaranty Unconditional. The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
     (b) any modification or amendment of or supplement to the Indenture or the Securities, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;
     (c) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;
     (d) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Company, any other guarantor of any of the Guaranteed Obligations, the Trustee, any Holder of Securities or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other

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invalidity or unenforceability relating to or against the Company, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Indenture, the Securities or any provision of applicable law or regulation purporting to prohibit the payment of any of the Guaranteed Obligations by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;
     (f) the failure of the Trustee to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
     (g) the election by, or on behalf of, any one or more of the Holders of Securities, in any proceeding instituted under Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
     (h) any borrowing or grant of a security interest by the Company, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations as debtor-in-possession, under Section 364 of the Bankruptcy Code;
     (i) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Securities or the Trustee for repayment of all or any part of the Guaranteed Obligations;
     (j) the failure of any other Subsidiary Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof;
     (k) any other act or omission to act or delay of any kind by the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations, the Trustee, any Holder of Securities or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder; or
     (l) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations.
     Section 4. Discharge; Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the earlier to occur of (i) the date when all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash or satisfied in full, as the case may be, or (ii) the date on which such Subsidiary Guarantor is released from liability under the Senior Credit Agreement Guarantee (herein, the “Termination Conditions”). Until one of the Termination Conditions is satisfied, all of the rights and remedies under this Guaranty shall survive. If at any time while this Guaranty is in effect any payment of the principal of (and premium, if any) and interest, if any, on any Securities or any other amount payable or deliverable by the Company or any other party under the Indenture or any Securities

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are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
     Section 5. General Waivers; Additional Waivers.
     (a) General Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other Person.
     (b) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:
     (i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
     (ii) (A) notice of acceptance hereof; (B) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Trustee to ascertain the amount of the Guaranteed Obligations at any reasonable time; (C) notice of any adverse change in the financial condition of the Company or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (D) notice of presentment for payment, demand, protest, and notice thereof as to any Securities; (E) notice of any Event of Default; and (F) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor hereunder) and demands to which each Subsidiary Guarantor might otherwise be entitled;
     (iii) its right, if any, to require the Trustee and the Holders of Securities to institute suit against, or to exhaust any rights and remedies which the Trustee and the Holders of Securities now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;
     (iv) (A) any rights to assert against the Trustee and the Holders of Securities any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Trustee and the Holders of Securities; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense

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such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Trustee’s and the Holders’ of Securities rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Trustee and the Holders of Securities of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Trustee and the Holders of Securities by operation of law as a result of the Trustee’s and the Holders’ of Securities intervention or omission; or (4) the acceptance by the Trustee and the Holders of Securities of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and
     (v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Trustee and the Holders of Securities; or (b) any election by the Trustee and the Holders of Securities under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.
     Section 6. Subrogation; Subordination Of Intercompany Indebtedness.
     (a) Subrogation. Until one of the Termination Conditions is satisfied, each Subsidiary Guarantor, (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Holders of Securities or the Trustee now have or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Holders of Securities and the Trustee to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Company to the Holders of Securities. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to satisfaction of one of the Termination Conditions, and (B) waives any and all defenses available to a surety, Subsidiary Guarantor or accommodation co-obligor until one of the Termination Conditions is satisfied. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Trustee and the Holders of Securities and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Trustee, the Holders of Securities and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).

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     (b) Subordination of Intercompany Indebtedness. Each Subsidiary Guarantor agrees that until one of the Termination Conditions is satisfied, all claims of such Subsidiary Guarantor against the Company, any other Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations (each as used in this Section 6(b), an “Obligor”), or against any of its properties, including, without limitation, claims arising from liens or security interests upon property with respect to any such claim owing to such Subsidiary Guarantor (“Intercompany Indebtedness”) held by such Subsidiary Guarantor, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided, that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing such Subsidiary Guarantor may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the related Obligor. Should any payment, distribution, security or instrument or proceeds thereof be received by such Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness in contravention of this Section 6(b), prior to satisfaction of one of the Termination Conditions, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Securities and shall forthwith deliver the same to the Trustee, for the benefit of the Holders of Securities, in precisely the form received (except for the endorsement or assignment of such Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Subsidiary Guarantor as the property of the Holders of Securities. If any Subsidiary Guarantor fails to make any such endorsement or assignment to the Trustee, the Trustee or any of its officers or employees are irrevocably authorized to make the same. Each Subsidiary Guarantor agrees that until one of the Termination Conditions is satisfied, no Subsidiary Guarantor will assign or transfer to any Person any Intercompany Indebtedness.
     Section 7. Contribution With Respect To Guaranteed Obligations.
     (a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Subsidiary Guarantor Payment”) which, taking into account all other Subsidiary Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Subsidiary Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Subsidiary Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Subsidiary Guarantor Payment, then, following the satisfaction of one of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Subsidiary Guarantor Payment.
     (b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Guaranty without rendering such claim voidable or

7

avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
     (c) This Section 7 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
     (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.
     (e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 7 shall be exercisable upon the satisfaction of one of the Termination Conditions.
     Section 8. Stay Of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company at any time while this Guaranty is in effect, all such amounts otherwise subject to acceleration under the terms of the Indenture or the Securities shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Trustee.
     Section 9. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in the Indenture, with respect to the Trustee at its notice address specified in Section 1.05 of the Indenture, and with respect to any Subsidiary Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Trustee in accordance with the provisions of such Section of the Indenture.
Notice Address for Subsidiary Guarantors:
c/o ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Attention: Treasurer
Telephone No.: 248-435-1444
Facsimile No.: 248-435-1189

8

     Section 10. No Waivers. No failure or delay by the Trustee or any Holder of Securities in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Indenture and the Securities shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 11. Successors And Assigns. This Guaranty is for the benefit of the Trustee and the Holders of Securities and their respective successors and permitted assigns. In the event of an assignment of any amounts payable under the Indenture or the Securities in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and assigns; provided, that no Subsidiary Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Holders of Securities, and any such assignment in violation of this Section 11 shall be null and void.
     Section 12. Changes In Writing. Other than in connection with the addition of an additional Subsidiary Guarantor, which shall become a party hereto by executing a Supplement hereto in the form attached as Annex I, or in connection with the addition under this Guaranty, at the Company’s election, of new securities issued by the Company under the Indenture, any of its other existing indentures or such other indentures as the Company may enter into from time to time, which addition shall not require the consent of the Holders of Securities, this Guaranty and any provision hereof may be changed, waived, discharged or terminated only in a writing signed by each of the Subsidiary Guarantors and the Trustee with the consent of the Holders of Securities of not less than a majority of the aggregate principal amount of the Securities then Outstanding (or each Holder of Securities affected thereby if required pursuant to the terms of Section 9.02 of the Indenture).
     Section 13. GOVERNING LAW. ANY DISPUTE BETWEEN ANY SUBSIDIARY GUARANTOR AND THE TRUSTEE OR ANY HOLDER OF SECURITIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG SUCH SUBSIDIARY GUARANTOR, THE TRUSTEE AND THE HOLDERS OF SECURITIES IN CONNECTION WITH THIS GUARANTY, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE GOVERNING LAWS SPECIFIED IN SECTION 1.12 OF THE INDENTURE.
     Section 14. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

9

     Section 15. Expenses Of Enforcement, Etc. The Subsidiary Guarantors agree to reimburse the Trustee and the Holders of Securities for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Trustee and the Holders of Securities), paid or incurred by the Trustee or any Holder of Securities in connection with the collection and enforcement of this Guaranty.
     Section 16. Setoff. At any time after the occurrence and during the continuance of an Event of Default, each Holder of Securities and the Trustee may, without notice to any Subsidiary Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations then due and payable (by acceleration or otherwise) (i) any indebtedness due or to become due from such Holder of Securities or the Trustee to any Subsidiary Guarantor, and (ii) any moneys, credits or other property belonging to any Subsidiary Guarantor, at any time held by or coming into the possession of such Holder of Securities or the Trustee.
     Section 17. Financial Information. Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company, the other Subsidiary Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that none of the Holders of Securities or the Trustee shall have any duty to advise such Subsidiary Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Securities or the Trustee, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Subsidiary Guarantor, such Holder of Securities or the Trustee shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Securities or the Trustee, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential, (iii) to make any other or future disclosures of such information or any other information to such Subsidiary Guarantor or (iv) to provide any such information to any other Subsidiary Guarantor.
     Section 18. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
     Section 19. Merger. This Guaranty represents the final agreement of each of the Subsidiary Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Subsidiary Guarantor and any Holder of Securities or the Trustee.
     Section 20. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

10

     Section 21. Counterparts. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty by signing any such counterpart.
     Section 22. Swedish Guarantors.
     (a) Swedish Companies Act. In respect of any Subsidiary Guarantors organized under the laws of Sweden (the “Swedish Guarantors”), the obligations of such Subsidiary Guarantors under this Guaranty shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw: aktiebolagslagen) (2005:551) in force from time to time regulating the purpose of a company’s business, prohibited loans and guarantees and distribution of assets (including profits/dividends) (assuming that all steps open to such Subsidiary Guarantors and all its shareholders to authorise its obligations under this Guaranty have been taken) and it is understood that the liability of such Subsidiary Guarantors under this Guaranty only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.
     (b) Limitations. In respect of any Swedish Guarantor, this Guaranty shall not apply to Guaranteed Obligations of ArvinMeritor Holdings Mexico, LLC.
     Section 23. Luxembourg Guarantors.
     (a) Notwithstanding any other provisions of this Guaranty, any other guaranty entered into in connection with the Senior Credit Agreement or as a result of the Senior Credit Agreement, the Indenture or the Securities, in relation to each Guarantor organized under the laws of Luxembourg (the “Luxembourg Guarantor”) the maximum amount payable by that Luxembourg Guarantor under this Guaranty, any other guaranty entered into in connection with the Senior Credit Agreement or as a result of the Senior Credit Agreement, the Indenture or the Securities shall at no time exceed the Maximum Amount (as defined below) of that Luxembourg Guarantor.
     (b) The “Maximum Amount” of any Luxembourg Guarantor means the aggregate of:
     (i) the outstanding intercompany loans (including without limitation by way of promissory notes) made directly or indirectly to that Luxembourg Guarantor which have been funded with moneys received by the Borrowers through the issuance of the Securities; and
     (ii) an amount equal to 85% of the greater of (A) that Luxembourg Guarantor’s Fair Value (as defined below) on the date on which a demand is first made on that Luxembourg Guarantor under this Guaranty after the deduction of any amount payable or paid in accordance with paragraph (i) above and (B) that Luxembourg Guarantor’s Fair Value (as defined below) at the date of this Agreement after the deduction of the amount payable or paid in accordance with paragraph (i) above.

11

A Luxembourg Guarantor’s “Fair Value” means the market value of the assets of that Luxembourg Guarantor as reasonably determined by the Trustee as at a specific date less all existing liabilities (including tax liabilities) incurred from time to time by that Luxembourg Guarantor and as reflected from time to time in the books of that Luxembourg Guarantor.
     (c) The obligations and liabilities of any Luxembourg Guarantor under this Guaranty shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg Company Act”) or (b) financial assistance.
     (d) No Luxembourg Guarantor shall at any time have any liability under this Guaranty to the extent that, if it were so liable, it would contravene any mandatory provision of Luxembourg law.

12

          IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

ARVIN INNOVATION HOLDINGS, INC.
ARVIN INNOVATION MANAGEMENT, INC.
ARVIN INNOVATION MEXICO HOLDINGS II, LLC
ARVIN INNOVATION MEXICO HOLDINGS III, LLC
ARVIN INTERNATIONAL HOLDINGS, LLC
ARVIN REPLACEMENT PRODUCTS FINANCE, LLC
ARVIN TECHNOLOGIES, INC.
ARVINMERITOR ASSEMBLY, LLC
ARVINMERITOR BRAKE HOLDINGS, INC.
ARVINMERITOR FILTERS HOLDING CO., LLC
ARVINMERITOR FILTERS OPERATING CO., LLC
ARVINMERITOR FORMER RIDE CONTROL
    OPERATING CO., INC.
ARVINMERITOR HOLDINGS, LLC
ARVINMERITOR HOLDINGS MEXICO, LLC
ARVINMERITOR, INC., a Nevada corporation
ARVINMERITOR INVESTMENTS, LLC
ARVINMERITOR MASCOT, LLC
ARVINMERITOR OE, LLC
ARVINMERITOR TECHNOLOGY, LLC
AVM, INC.
EUCLID INDUSTRIES, LLC
GABRIEL EUROPE, INC.
MAREMONT CORPORATION
MAREMONT EXHAUST PRODUCTS, INC.
MERITOR HEAVY VEHICLE BRAKING
    SYSTEMS (U.S.A.), INC.
MERITOR HEAVY VEHICLE SYSTEMS, LLC
MERITOR HEAVY VEHICLE SYSTEMS (MEXICO), INC.
MERITOR HEAVY VEHICLE SYSTEMS
    (SINGAPORE) PTE., LTD.
MERITOR HEAVY VEHICLE SYSTEMS (VENEZUELA), INC.
MERITOR LIGHT VEHICLE SYSTEMS (SPAIN), INC.
MERITOR MANAGEMENT, INC.
MERITOR TRANSMISSION CORPORATION

By:
Name:
Title:

Signature Page to Subsidiary Guaranty

ARVIN EUROPEAN HOLDINGS (UK) LIMITED
By:
Name:
Title:

ARVIN HOLDINGS NETHERLANDS B.V.
By:
Name:
Title:

ARVINMERITOR B.V.
By:
Name:
Title:

ARVINMERITOR LIMITED
By:
Name:
Title:

ARVINMERITOR SWEDEN AB
By:
Name:
Title:

MERITOR HOLDINGS NETHERLANDS B.V.
By:
Name:
Title:

Signature Page to Subsidiary Guaranty

MERITOR LUXEMBOURG S.A.R.L.
By:
Name:
Title:

MERITOR TECHNOLOGY, INC.
By:
Name:
Title:

Signature Page to Subsidiary Guaranty

IN WITNESS whereof the Initial Guarantor has executed this Guaranty as a deed the day and year first above written.

EXECUTED AS A DEED by	)
ARVIN CAYMAN ISLANDS, LTD.	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
in the presence of:

Signature of Witness
Name:

Address:

Occupation:

(Note: These details are to be completed in
the witness’s own hand writing.)
Signature Page to Subsidiary Guaranty

IN WITNESS whereof the Initial Guarantor has executed this Guaranty as a deed the day and year first above written.

EXECUTED AS A DEED by	)
MERITOR CAYMAN ISLANDS, LTD.	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)
in the presence of:

Signature of Witness
Name:

Address:

Occupation:

(Note: These details are to be completed in
the witness’s own hand writing.)
Signature Page to Subsidiary Guaranty

ANNEX I TO SUBSIDIARY GUARANTY
     Reference is hereby made to the Subsidiary Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of March 3, 2010, made by certain subsidiaries of ArvinMeritor, Inc., an Indiana corporation (each an “Initial Guarantor”, and together with any additional subsidiaries that become parties to this Guaranty by executing a Supplement thereto in the form attached thereto as Annex I, the “Subsidiary Guarantors”), in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee, under the Indenture (as defined in the Guaranty) for the benefit of the Holders of Securities. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
     By its execution below, the undersigned, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.
     IN WITNESS WHEREOF, [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this            day of                     ,           .

[NAME OF NEW SUBSIDIARY GUARANTOR]
By:
Name:
Title:

Exhibit B
FORM OF GLOBAL SECURITY
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP 043353 AJ0
ISIN US043353AJ02
ARVINMERITOR, INC.
10.625% NOTES DUE 2018

No. 1	$250,000,000
     ArvinMeritor, Inc., a corporation duly organized and existing under the laws of the State of Indiana (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000), on March 15, 2018 and to pay interest thereon from March 3, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually, in arrears, on March 15 and September 15 in each year, commencing September 15, 2010 at the rate of 10.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the borough of Manhattan in the City of New York, and at such other locations as the Company may from time to time designate, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: March 3, 2010

ARVINMERITOR, INC.
By:
Name:
Title:

[Corporate Seal] Attest:
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the 10.625% Notes due 2018 described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

Dated: March 3, 2010

Reverse of Security
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 1, 1998, as supplemented by a First Supplemental Indenture, dated as of July 7, 2000, a Second Supplemental Indenture, dated as of July 6, 2004, a Third Supplemental Indenture, dated as of June 23, 2006, and a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) dated as of March 3, 2010 (as so supplemented, herein called the “Indenture”), between the Company (as successor to Meritor Automotive, Inc.) and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, including the indentures supplemental thereto, the terms of the Indenture, including the indentures supplemental thereto, shall control. This Security is one of the series designated on the face hereof (10.625% Notes due March 15, 2018), initially limited in aggregate principal amount to $250,000,000.
     Except as otherwise provided in the Indenture, this Security will initially be issued in global form, and definitive certificated Securities will not be issued. One or more fully registered global certificates representing this Security will be issued for the Security, in the aggregate principal amount thereof, and will be deposited with or on behalf of the Depository, and registered in the name of Cede & Co., as the Depository’s nominee.
     This Security is not entitled to the benefit of a sinking fund or any analogous provision. This Security is redeemable in whole or in part from time to time at the option of the Company on the terms provided in the Fourth Supplemental Indenture.
     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority of the principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and any interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and any interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Indenture contains terms, provisions and conditions relating to the consolidation of the Company with or merger of the Company into, and the conveyance or transfer of its properties and assets substantially as an entirety to, another Person, to the assumption by such other Person, in certain circumstances, of all of the obligations of the Company under the Indenture and on the Securities and to the release and discharge of the Company, in certain circumstances, from such obligations.
     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     The Company may from time to time, without notice to or consent of the Holders of the Securities, create and issue further notes ranking equally and ratably with the Securities of this series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the Securities of this series and shall have the same terms as to status, redemption or otherwise as the Securities of this series, provided that such further notes are fungible with the Securities of this series for U.S. federal income tax purposes.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Company at its option, subject to the terms and conditions contained in the Indenture, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer and exchange of such Securities, to replace mutilated, destroyed, lost or stolen Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Securities and to hold moneys for payment in trust) or (b) may omit to comply with certain restrictive covenants contained in the Indenture, in each case upon irrevocable deposit with the Trustee in trust of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to discharge the principal of and interest on such Securities on the Stated Maturity of such principal or interest.
     The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law rules.
     As provided in the Indenture, no recourse under or upon any obligation, covenant or agreement of the Indenture or any indenture supplemental thereto, or of any Security or the coupons, if any, appertaining thereto, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareowner, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations under the Securities issued thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareowners, officers or directors, as such, of the Company or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or any indenture supplemental thereto or in any of the Securities or the coupons, if any, appertaining thereto or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareowner, officer or director, as such, because of the creation of the indebtedness hereby, or under or by reason of the obligations, covenants or agreements contained in the Indenture or any indenture supplemental thereto, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Securities.

[FORM OF ASSIGNMENT]
     To assign this Security, fill in the form below:
     I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                                as agent for the transfer of this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:

(Signature must be guaranteed)
Sign exactly as your name appears on the other side of this Security.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.